Exhibit 99.1

electroCore Announces First Quarter Financial Results

Generated first quarter revenue of $734,000

Secured FDA clearance of gammaCore ™ (nVNS) label expansion for migraine prevention

Announced initiatives to support the potential use of nVNS for the treatment of symptoms associated with COVID-19

Company to host conference call and webcast today, May 14, 2020 at 4:30 pm ET

May 14, 2020 at 4:05 PM EST

BASKING RIDGE, N.J., May 14, 2020 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced first quarter 2020 financial results and provided an operational update.

First Quarter 2020 and Recent Highlights

•	Generated net sales of approximately $734,000 compared to $410,000 in the same period of 2019 and within the preliminary guidance range of $700,000 to $750,000 provided by management on April 17.

•	Received 510(k) clearance from FDA to expand the gammaCore label into migraine prevention.

•

Announced that England’s National Health Service (NHS) has exercised its option to extend the Innovation and Technology Payment (ITP) Program for the use of gammaCore (nVNS) in the treatment of cluster headache in adults, through September 2020.

•

Announced investigator initiated clinical trials (IITs) of non-invasive vagus nerve stimulation in COVID-19 patients in Valencia, Spain (SAVIOR 1) and in Pittsburgh, PA (SAVIOR 2) and plans to support additional IITs in the U.S.

•

Announced the publication of a peer reviewed paper, entitled “Use of Non-Invasive Vagus Nerve Stimulation to Treat Respiratory Symptoms Associated with COVID-19: A Theoretical Hypothesis and Early Clinical Experience,” in the journal Neuromodulation: Technology at the Neural Interface.

•

Entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC, a Chicago-based institutional investor, providing for the purchase, subject to certain limitations, of up to $25 million in common stock of the company by Lincoln Park Capital.

•	Executed a private placement of common stock with affiliates and existing shareholders.

Dan Goldberger, Chief Executive Officer of electroCore commented: “We made significant advancements on a number of initiatives in the first quarter of 2020, most notably the expansion of our gammaCore label into migraine prevention in adult patients. There are estimated to be more than 36 million people in the U.S. alone who suffer from migraine, and the addition of migraine prevention to our other approved headache indications represents a very meaningful incremental opportunity within our addressable markets. This label expansion could further increase our sales momentum as we work to penetrate currently available revenue channels, including the U.S. Department of Veterans Affairs (VA) and Department of Defense (DOD).”

“In parallel, we took steps to further reduce our cash burn while at the same time strengthening our balance sheet. Subsequent to the end of the quarter, we raised approximately $5.0 million through the partial draw down of our stock purchase agreement with Lincoln Park Capital and sales of stock to certain affiliates and existing shareholders of the company. We also obtained non-dilutive capital of $1.4 million from our PPP loan and $1.2 million from the sale of our N.J. state net operating losses (NOLs). Together, we hope these actions will serve to ensure that we are nimble enough to react quickly to changes in our end markets while providing the resources to execute on our commercial plan. Our o perating metrics, notably paid months of therapy, continued to trend in a positive direction in the first quarter, confirming that we are on the right track to achieve long-term success.”

“As it pertains to the ongoing COVID-19 pandemic, we continue to monitor developments closely and remain committed to the ongoing health and safety of our employees. While the pandemic has created business disruptions across the globe and severely impacted our ability to forecast the trajectory of our business for the remainder of the year, we see an opportunity to play a part in the battle against this dangerous virus. SAVIOR 1, an investigator-initiated trial (IIT) has been initiated in Valencia, Spain, and SAVIOR 2 has been initiated in Pittsburgh, Pennsylvania, to assess the potential utility of nVNS in COVID-19 patients with severe respiratory symptoms. We are in discussions with other U.S. institutions interested in conducting additional IITs in the U.S. focused on COVID-related Acute Respiratory Distress Syndrome (“ARDS”). We look forward to results from these studies. Finally, we announced the publication of a peer reviewed paper, entitled, ‘Use of Non-Invasive Vagus Nerve Stimulation to Treat Respiratory Symptoms Associated with COVID-19: A Theoretical Hypothesis and Early Clinical Experience’ in the journal Neuromodulation: Technology at the Neural Interface,” Mr. Goldberger concluded.

Additional information about SAVIOR 1 is available at:

https://www.clinicaltrials.gov/ct2/show/NCT04368156?term=gammaCore&draw=2&rank=16

Additional information about SAVIOR 2 is available at:

https://clinicaltrials.gov/ct2/show/NCT04382391

The paper in Neuromodulation is available at:

https://onlinelibrary.wiley.com/doi/abs/10.1111/ner.13172

COVID-19 Business Continuity and Operations Update

The COVID-19 pandemic has spread to many of the countries in which the company, its customers and suppliers conduct business. The company currently qualifies as an “essential business” under New Jersey state guidelines and its operations remain active. electroCore serves patients who are managing cluster headache and migraine conditions and we remain committed to ensuring that these vulnerable individuals have access to gammaCore (nVNS ) therapy.

The company has responded to this crisis by developing and deploying a multi-faceted set of operational and financial initiatives designed to minimize disruptions to its normal business activities and preserve its ability to execute its long-term growth objectives.

To protect the safety, health and well-being of employees, customers, suppliers and communities, the company is following federal, state, and local guidelines to ensure safety in all facilities, including: increased frequency of cleaning and disinfection, social distancing practices, requiring most non-production related team members to work remotely where possible, restricting business travel, cancelling certain events, and limiting visitor access to facilities.

The company continues to assemble and ship product on schedule and is managing its inventory and supply chain to minimize disruptions.

Mr. Goldberger concluded, “We are confident that electroCore will successfully navigate the challenges of COVID-19 and remain focused on achieving our long-term growth objectives. We have strengthened our balance sheet and are prudently managing working capital and cash flow.”

First Quarter 2020 Financial Results

For the quarter ended March 31, 2020, electroCore reported net sales of $734,000 compared to $410,000 in the same period of 2019, and within the guidance range of $700,000 to $750,000 provided by management on April 17, 2020. The company continues to focus on the VA and DOD channels in the United States and on sales in the United Kingdom.

Paid months of therapy shipped to the VA and DOD increased 31% sequentially to 1,084 in the first quarter of 2020 from 829 in the fourth quarter of 2019. Revenue from the VA and DOD increased 20% sequentially to $454,000 in the first quarter of 2020 from $378,000 in the fourth quarter of 2019. The discrepancy in growth rate between paid months of therapy and revenue was largely due to the launch of a 93-day product offering at a lower average sales price per paid month of therapy.

Paid months of therapy shipped outside the U.S. increased 5% sequentially to 1,008 in the first quarter of 2020 from 961 in the fourth quarter of 2019. Revenue from outside the U.S. decreased to $277,000 in the first quarter of 2020 from $294,000 in the fourth quarter of 2019. The discrepancy in growth rate between paid months of therapy and revenue is driven by the recognition of previously deferred revenue in the fourth quarter of 2019 and currency exchange fluctuations.

Total operating expenses for the first quarter of 2020 were approximately $8.4 million, compared to $14.5 million for the comparable period in 2019. The decrease was due to a reduction in SG&A expense and R&D expenses.

SG&A expense declined to approximately $6.6 million in the first quarter of 2020 from approximately $11.0 million for the comparable period in 2019, primarily driven by a decrease in sales and marketing expenses consistent with the cost reduction plan first implemented in June 2019.

Research and development expense decreased by $1.9 million, or 56%, to $1.5 million for the first quarter of 2020 from $3.5 million for the comparable period in 2019. This reduction is consistent with the company’s strategy of reducing its near-term investment in research and development. In April 2020, the company terminated its Premium II clinical trial.

During the first quarter of 2020, the company recorded a restructuring and severance related charge of $365,000 in connection with the transition to a new Chief Medical Officer.

GAAP net loss from operations for the first quarter of 2020 was $8.0 million as compared to a loss of $13.9 million for the same period in 2019.

Adjusted EBITDA from operations for the first quarter of 2020 was a loss of $6.4 million as compared to an adjusted EBITDA net loss from operations of $13.4 million for the same period in 2019.

The company defines adjusted EBITDA from operations as GAAP net loss from operations, excluding income tax expense, stock-compensation expense, restructuring and other severance related charges, legal fees associated with stockholders’ litigation and total other income/expense. A reconciliation of GAAP net loss from operations to Non-GAAP adjusted EBITDA from operations has been provided in the financial statement tables included in this press release.

Cash and cash equivalents and marketable securities at March 31, 2020 totaled approximately $15.6 million, as compared to approximately $24.1 million at December 31, 2019. Subsequent to the end of the first quarter of 2020, the company raised approximately $5.0 million through the partial draw down of the agreement with Lincoln Park Capital and sales of stock to certain affiliates and existing shareholders of the company, including some members of the company’s board of directors. The company also received gross proceeds of $1.4 million from the closing of a loan under the Paycheck Protection Program and $1.2 million from the sale of N.J. state net operating losses.

Net cash used for the quarter ended March 31, 2020 was approximately $8.4 million, down from $9.4 million for the fourth quarter of 2019. The first quarter of 2020 included use of cash of approximately $1.7 million for previously committed purchases of inventory. The company expects its average quarterly cash burn to be lower for the balance of 2020 because it does not have any future material inventory purchase obligations, and the company is taking steps to further reduce its operating expenses.

The company’s expected cash requirements for 2020 and beyond are based on the commercial success of its products and its ability to further reduce operating expenses. There are significant risks and uncertainties as to its ability to achieve these operating results, including as a result of the potential adverse impact on its business from the COVID-19 pandemic. Due to these risks and uncertainties, the company may need to reduce its activities significantly more than in its current operating plan and cash flow projections assume in order to fund its operations beyond the first quarter of 2021.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today May 14, beginning at 4:30 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13702250, or by connecting to the Web: http://public.viavid.com/index.php?id=139209

An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

About gammaCoreeTM

gammaCoreTM (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck as an adjunctive therapy to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, the acute treatment of pain associated with migraine headache in adult patients, and the prevention of migraine in adult patients. gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults.

•	Safety and efficacy of gammaCore have not been evaluated in the following patients:

o	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

o	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

o	Pediatric patients

o	Pregnant women

o	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore if they:

o	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

o	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck

o	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

In the US, the FDA has not cleared gammaCore for the treatment of pneumonia and/or respiratory disorders such as acute respiratory stress disorder associated with COVID-19.

Please refer to the gammaCore Instructions for Use for all of the important warnings and precautions before using or prescribing this product.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its expected net cash usage and cash burn rates and liquidity outlook, pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the COVID-19 pandemic and associated disruptions, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the possibility that the company may be required, requested or choose to repay the PPP loan in advance of its stated payment terms, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents that electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky

electroCore

973-290-0097

jackie.dorsky@electrocore.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the three months ended March 31,
	2020	2019
	(Unaudited) (in thousands, except share and per share data)
Consolidated statements of operations:
Net sales	$733.8	$409.6
Cost of goods sold	298.1	157.8

Gross profit	435.7	251.8
Operating expenses
Research and development	1,523.1	3,459.8
Selling, general and administrative	6,560.7	11,003.0
Restructuring and other severance related charges	365.0	—

Total operating expenses	8,448.8	14,462.8

Loss from operations	(8,013.1)	(14,211.0)
Other (income)/expense
Interest and other income, net	(63.0)	(366.2)
Other	9.1	16.7

Total other (income)/expense	(53.9)	(349.5)

Loss before income taxes	(7,959.2)	(13,861.5)
Provision for income taxes	—	—

Net loss from operations	$(7,959.2)	$(13,861.5)

Net loss per share of common stock—Basic and Diluted	(0.27)	(0.47)
Weighted average common shares outstanding—Basic and Diluted	29,774,226	29,319,318

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

(in thousands)

	As of March 31,	As of December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$15,620.5	$13,563.8
Marketable securities	$—	$10,495.4
Total assets	$26,364.3	$35,461.7
Current liabilities	$7,347.7	$9,144.7
Total liabilities	$8,630.5	$10,564.6
Stockholder’s equity	$17,733.8	$24,897.1

(Unaudited) Use of Non-GAAP Financial Measure

The company is presenting adjusted EBIDTA from operations because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the company’s industry. The company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the company believes its use of non-GAAP adjusted EBITDA from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The company has presented adjusted EBITDA from operations as a non-GAAP financial measure in this press release. The company defines adjusted EBITDA as its reported GAAP net loss from operations excluding income tax expense, depreciation and amortization, stock-based compensation, restructuring and other severance related charges, legal fees associated with stockholders litigation and total other income /expense and other income and expense.

	Three months ended March 31,
	2020	2019
GAAP net loss from operations	$(7,959)	$(13,862)
Depreciation/amortization	$97	$26
Stock-based compensation	$745	$744
Restructuring and other severance related charges	$365	$—
Legal fees associated with stockholders litigation	$396	$—
Total other (income)/expense	$(54)	$(349)

Adjusted EBIDTA net loss from operations	$(6,410)	$(13,441)

The company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and the non-GAAP measure does not reflect changes in, or cash requirements for, working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss from operations differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss and other GAAP results. A reconciliation of GAAP net loss from operations to non-GAAP adjusted EBITDA net loss from operations has been provided in the preceding financial statements table of this press release.